Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of 1Life Healthcare, Inc. on Form S-4 (the “Registration Statement”) and in the Proxy Statement/Prospectus/Consent Solicitation Statement of 1Life Healthcare, Inc. and Iora Health, Inc., which is part of the Registration Statement, of our written opinion, dated June 6, 2021, appearing as Annex B to such Proxy Statement/Prospectus/Consent Solicitation Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Financial Advisor to 1Life, Morgan Stanley & Co. LLC”, “Risk Factors—Risk Factors Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger—1Life’s Reasons for the Merger; Recommendation of the Stock Issuance by the 1Life Board”, “The Merger—Certain Unaudited Prospective Financial Information Prepared by 1Life Management” and “The Merger— Opinion of Financial Advisor to 1Life, Morgan Stanley & Co. LLC”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Ari Terry
Ari Terry Managing Director

July 6, 2021